Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports Full Year and Fourth Quarter 2013 Results

MIDDLEFIELD, OHIO, February 3, 2014 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN), parent of The Middlefield Banking Company, today reported financial results for the fourth quarter and full year ended December 31, 2013.

For the year ended December 31, 2013, the company earned $7.0 million, representing an increase of 11.9% from the net income of $6.3 million for the year ended December 31, 2012. Net Income for the fourth quarter was $1.8 million, which compares to the $1.3 million reported for the fourth quarter of 2012, an increase of 43.4%.

Diluted earnings per share for the full year of 2013 were $3.47, which was 5.8% above the twelve month 2012 result of $3.28. The company reported diluted earnings per share for the fourth quarter of 2013 at $0.90, while the same period of 2012 saw diluted earnings per share of $0.64.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for 2013 were 13.17% and 1.06%, respectively, compared with 11.98% and 0.95% for 2012. For the fourth quarter, ROE and ROA were 13.45% and 1.10%, respectively. For the 2012 three-month period the results were 9.11% and 0.75%, respectively.

“For Middlefield Banc Corp., 2013 was a year highlighted by solid success. Our net income in excess of $7.0 million was the highest level ever recorded in the company’s history,” stated Thomas G. Caldwell, President and Chief Executive Officer, “Our results were achieved despite significant expense impact driven by regulatory-related revenue burdens. The success that we experienced during 2013 is a direct result of the efforts of the entire team at Middlefield Banc Corp.”

“The core of our company is strong. We have maintained our net interest margin, improved asset quality and expanded our loan portfolio. This was accomplished despite a continued sluggish economy, historically low interest rates, and increased regulatory costs, especially those associated with increased compliance regulations,” continued Caldwell. “We will continue to remain focused on delivering excellent customer service, increasing value to our shareholders, and operating our company under safe and sound banking principles.”

Net Interest Income

Net interest income for the fourth quarter of 2013 increased $0.5 million, or 8.6%, to $5.9 million compared to $5.4 million in the fourth quarter of 2012. The net interest margin increased 18 basis points to 3.73% compared to the 3.55% reported for the year-ago quarter. Net interest income for the year 2013 increased by $0.6 million, or 2.8%, to $22.9 million compared to the $22.3 million for the full year of 2012. The net interest margin for 2013 stood at 3.85%, an 11 basis point increase from the 3.74% reported for 2012.

“During 2013, we took the opportunity to reposition our balance sheet by permitting a reduction in higher cost funding sources. This effort afforded us the ability to maintain our levels of net interest margin. Moving forward into 2014, we would anticipate continued pressure on margin levels. This is something that we do not expect to improve within the foreseeable time horizon.” stated Donald L. Stacy, Chief Financial Officer. “We are committed to executing our plan of growing our base of quality client relationships. We fully expect that this focus will continue to add value for our shareholders.”

Non-Interest Income and Operating Expenses

Non-interest income was lower for both the three and twelve month periods. Excluding the net effect of securities transactions, the company did experience an increase in all other non-interest income categories for both reporting periods. The comparative increases on deposit service charges of $0.1 million and $0.2 million, for the respective three and twelve month periods, are primarily driven by service charges on a larger base of non-interest bearing deposit accounts, including increased usage of debit cards, with attendant fees. Revenue from investment services resulted in a year-over-year increase of $0.2 million. The company experienced a gain of $610,000 during 2012 related to the sale of certain investment securities. This gain was directly related to the re-positioning of the securities portfolio to a lower level of private label mortgage-backed securities, and was not matched during 2013.

Operating expenses increased by 30.1%, or $1.1 million for the quarter and $1.2 million, or 7.9% for 2013 over comparable periods of 2012. The increases in salaries and employee benefits were driven by higher staffing levels in branch customer support positions, loan administration, and regulatory compliance management. Increases in depreciation and real estate taxes of $0.2 million contributed to the increase in occupancy and equipment expenses. During 2013, the company did have a full year of expense related to a new financial/administrative center. The building was purchased by the company near the end of 2013, which is reflected in the increase in premises and equipment on the balance sheet. Data processing costs were higher for both the three and twelve-month periods, which was the direct result of higher customer counts and increased product/service offerings. Other cost increases during 2013 were tied to higher audit expense which was directly related to increased regulatory changes, and to the maintenance of other real estate owned properties.

Balance Sheet

The company’s total assets ended 2013 at $647.1 million, a decrease of 3.5% from the $670.3 million in total assets reported at December 31, 2012. Net loans at December 31, 2013, were $428.7 million, up $28.0 million, or 7.0%, over the $400.7 million reported at December 31, 2012. Total deposits at year-end 2013 were $568.8 million, or 4.1% below the deposit level of $593.3 million at December 31, 2012. The investment portfolio, which is entirely classified as available for sale, stood at $157.1 million at December 31, 2013. This figure represented a reduction in the portfolio of $37.3 million from the prior year-end.

Asset Quality

The provision for loan losses for the year 2013 was $0.2 million, compared to the $2.2 million posted for 2012. Net charge-offs for the full year 2013 were $0.9 million, or 0.22% of average loans. For 2012, net charge-offs totaled $1.2 million, which equaled 0.30% of average loans. At December 31, 2013, the allowance for loan losses was $7.0 million, representing 1.62% of total loans.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History

	(dollars in thousands)
	12/31/2013	12/31/2012	12/31/2011	12/31/2010	12/31/2009
Nonperforming loans	$12,290	$14,224	$24,546	$19,986	$16,285
Real estate owned	2,698	1,846	2,196	2,302	2,164
Nonperforming assets	$14,988	$16,070	$26,742	$22,288	$18,450
Allowance for loan losses	$7,046	$7,779	$6,819	$6,221	$4,937
Ratios:
Nonperforming loans to total loans	2.82%	3.38%	6.12%	5.37%	4.61%
Nonperforming assets to total assets	2.32%	2.40%	4.09%	3.52%	3.30%
Allowance for loan losses to total loans	1.62%	1.90%	1.70%	1.67%	1.40%
Allowance for loan losses to nonperforming loans	57.33%	54.69%	27.78%	31.13%	30.31%

Shareholders’ Equity

Tangible book value per share decreased from $25.44 per share at December 31, 2012 to $23.99 per share at December 31, 2013. The decrease is the result of a higher level of retained earnings offset by mark-to-market adjustments in investment securities and cash dividends paid to shareholders. During 2013, the company paid cash dividends of $1.04 per share, which equaled the amount paid in 2012.

“As we enter 2014, we see many exciting opportunities in which to build upon the success that we enjoyed in 2013. We are excited about our future potential in the dynamic central Ohio market. We fully believe that we are well positioned to enhance our earnings potential and grow our franchise through our strong team of community bankers and favorable markets,” concluded Caldwell.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a multi-bank holding company with total assets of $647.1 million. On January 20, 2014, the company consolidated its Emerald Bank subsidiary into the company’s lead bank, The Middlefield Banking Company. The bank operates 10 full service banking centers and a LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2013 and December 31, 2012

(2013 unaudited)

Balance Sheet (period end)	December 31,	December 31,
(Dollar amounts in thousands)	2013	2012
Assets
Cash and due from banks	$20,926	$33,568
Federal funds sold	5,267	11,778

Cash and cash equivalents	26,193	45,346
Investment securities available for sale	157,143	194,472
Loans:	435,725	408,433
Less: allowance for loan losses	7,046	7,779

Net loans	428,679	400,654
Premises and equipment	9,828	8,670
Goodwill	4,559	4,559
Core deposit intangibles	156	195
Bank-owned life insurance	8,816	8,536
Accrued interest receivable and other assets	11,716	7,856

Total Assets	$647,090	$670,288

	December 31,	December 31,
	2013	2012
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$85,905	$75,912
Interest-bearing demand deposits	53,741	63,915
Money market accounts	77,473	81,349
Savings deposits	177,303	175,406
Time deposits	174,414	196,753

Total Deposits	568,836	593,335
Short-term borrowings	10,809	6,538
Other borrowings	11,609	12,970
Other liabilities	2,363	2,008

Total Liabilities	593,617	614,851

Common equity	34,979	34,295
Retained earnings	27,465	22,485
Accumulated other comprehensive income	(2,237)	5,391
Treasury stock	(6,734)	(6,734)

Total Stockholders’ Equity	53,473	55,437

Total Liabilities and Stockholders’ Equity	$647,090	$670,288

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2013 and December 31, 2012

(Dollar amounts in thousands)

(2013 unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
Income Statement	2013	2012	2013	2012
INTEREST INCOME
Interest and fees on loans	$5,620	$5,430	$22,496	$22,418
Interest-bearing deposits in other institutions	7	7	30	26
Federal funds sold	3	7	15	20
Investment securities
Taxable interest	605	754	2,514	3,209
Tax-exempt interest	785	727	3,044	2,976
Dividends on stock	23	24	79	97

Total interest income	7,043	6,949	28,178	28,746
INTEREST EXPENSE
Deposits	1,023	1,379	4,709	5,728
Short term borrowings	38	42	178	261
Federal funds purchased	7	—	7	—
Other borrowings	35	50	166	294
Trust preferred securities	34	42	190	164

Total interest expense	1,137	1,513	5,250	6,447

NET INTEREST INCOME	5,906	5,436	22,928	22,299
Provision for loan losses	(570)	975	196	2,168

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	6,476	4,461	22,732	20,131

NONINTEREST INCOME
Service charges on deposits	488	382	1,956	1,765
Net securities gains (losses)	(164)	162	11	610
Earnings on bank-owned life insurance	75	71	284	279
Other income	251	157	894	797

Total non-interest income	650	772	3,145	3,451

NONINTEREST EXPENSE
Salaries and employee benefits	2,109	1,872	7,758	7,127
Occupancy expense	436	256	1,231	959
Equipment expense	347	202	950	759
Data processing costs	245	198	854	772
Ohio state franchise tax	151	173	618	590
Federal deposit insurance expense	163	(264)	516	487
Professional fees	446	278	1,329	948
(Gain) Loss on sale of other real estate owned	58	20	18	258
Other operating expense	851	959	3,596	3,739

Total non-interest expense	4,806	3,694	16,870	15,639

Income before income taxes	2,320	1,539	9,007	7,943
Provision (benefit) for income taxes	500	270	1,979	1,662

NET INCOME	$1,820	$1,269	$7,028	$6,281

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2013 and December 31, 2012

(Dollar amounts in thousands)

(2013 unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Per common share data
Net income per common share - basic	$0.90	$0.64	$3.49	$3.29
Net income per common share - diluted	$0.90	$0.64	$3.47	$3.28
Dividends declared	$0.26	$0.26	$1.04	$1.04
Book value per share (period end)	$26.31	$27.83	$26.31	$27.83
Tangible book value per share (period end)	$23.99	$25.44	$23.99	$25.44
Dividend payout ratio	26.32%	40.98%	29.14%	31.87%
Average shares outstanding - basic	2,027,680	1,984,818	2,016,862	1,911,960
Average shares outstanding -diluted	2,032,611	1,991,354	2,024,040	1,916,932
Period ending shares outstanding	2,032,304	1,992,233	2,032,304	1,992,233

Selected ratios
Return on average assets	1.10%	0.75%	1.06%	0.95%
Return on average equity	13.45%	9.11%	13.17%	11.98%
Yield on earning assets	4.45%	4.48%	4.67%	4.75%
Cost of interest-bearing liabilities	0.83%	1.10%	0.97%	1.19%
Net interest spread	3.62%	3.38%	3.71%	3.56%
Net interest margin	3.73%	3.55%	3.85%	3.74%
Efficiency (1)	69.00%	56.12%	61.03%	57.36%
Equity to assets at period end	8.24%	8.34%	8.24%	8.34%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2013 and December 31, 2012

(Dollar amounts in thousands)

	December 31,	December 31,
Asset quality data	2013	2012
(Dollar amounts in thousands)
Non-accrual loans	$8,350	$11,376
Troubled debt restructuring	3,759	2,411
90 day past due and accruing	181	437

Nonperforming loans	12,290	14,224
Other real estate owned	2,698	1,846

Nonperforming assets	$14,988	$16,070

Allowance for loan losses	$7,046	$7,779
Allowance for loan losses/total loans	1.62%	1.90%
Net charge-offs:
Quarter-to-date	$205	$369
Year-to-date	929	1,208
Net charge-offs to average loans
Quarter-to-date	0.05%	0.09%
Year-to-date	0.22%	0.30%
Nonperforming loans/total loans	2.82%	3.38%
Allowance for loan losses/non-performing loans	57.33%	54.69%
Nonperforming assets/total assets	2.32%	2.40%

	December 31,	December 31,
Loans	2013	2012
(Dollar amounts in thousands)
Commercial and industrial	$54,498	$62,188
Real estate - construction	25,601	22,522
Real estate - mortgage
Residential	210,310	203,872
Commercial	141,171	115,734
Consumer installment	4,145	4,117

Total Loans	$435,725	$408,433